UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2024

Resonate Blends, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-21202	58-1588291
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26565 Agoura Road, Suite 200 Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 571-888-0009

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On February 20, 2024, Resonate Blends, Inc. (the “Company”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Emergent Health Corp., a Wyoming corporation (hereinafter referred to as “EMGE”), and the holders (the “EMGE Preferred Shareholders) of Series Class A Preferred Stock, the Series C Convertible Non-Voting Preferred Stock and the Class F Preferred Stock of EMGE (the “EMGE Equity Interests”).

The Exchange Agreement provides that at the closing (the “Closing”), subject to the terms and conditions set forth in the Exchange Agreement, the EMGE Preferred Shareholders will exchange all of their respective EMGE Equity Interests for an equal number of issued and outstanding shares of preferred stock, of the Company, which will consist of a series of preferred stock that shall convert into 93% of the common stock of the Company on a fully diluted basis and the current shareholders of the Company owning approximately 7% of the fully-diluted capitalization of the Company, assuming certain convertible Company debt has converted at $0.035 per share, prior to Closing.

The Closing of the Exchange Agreement is subject to the satisfaction or, if permitted by applicable law, waiver, by the Company, EMGE, and the EMGE Preferred Shareholders, or all of various conditions. These conditions include, without limitation, (i) the Company shall have entered into a separate agreement for the sale of Resonate Blends, LLC and Entourage Labs, LLC to Geoffrey Selzer in exchange for a promissory note, (ii) $500,000 shall have been raised and payments made to prior counsel; and (iii) certain other customary conditions.

After Closing, the following actions are to be taken as stated in the Exchange Agreement:

●	The current Board of Directors of the Company shall submit their respective resignations, and a new Board of Directors of the Company shall be installed by appointment or vote of shareholders.

●	The new Board of Directors shall appoint new officers of the Company.

●	The Company shall engage in a redomicile to the State of Delaware and reorganize pursuant to §251(g) of the Delaware General Corporation Law.

●	Resonate Blends, LLC and Entourage Labs, LLC shall be sold to Geoffrey Selzer in exchange for a promissory note, with the amount currently in negotiation.

●	A name change shall be effectuated amending the name of the Company.

The Exchange Agreement contains certain termination rights including the right of the parties to mutually agree upon termination, and by each of the Company and the Parent unilaterally if the other party has committed a violation of the covenants, representations and warranties in the Exchange Agreement.

The Exchange Agreement and the transactions contemplated thereby were unanimously approved by the board of directors of the Company, the holder of voting control of the Company’s preferred Stock and unanimously approved by the board of directors of EMGE and the EMGE Preferred Shareholders.

The Closing of the Merger is expected to occur as soon as practicable after the satisfaction or waiver of all the conditions to Closing in the Exchange Agreement, which is currently expected to be no later than March 1, 2024.

The Exchange Agreement has been included to provide investors with information regarding its terms. The representations, warranties, and covenants contained in the Exchange Agreement were made only for the purposes of the Exchange Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Exchange Agreement, and may not have been intended to be statements of fact, but rather as a method of allocating risk and governing the contractual rights and relationships among the parties to the Exchange Agreement. In addition, such representations, warranties, and covenants may have been qualified by certain disclosures not reflected in the text of the Exchange Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by the Company’s shareholders. None of the Company’s shareholders or any other third party should rely on the representations, warranties, and covenants, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company, EMGE, the EMGE Preferred Shareholders, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Exchange Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Exchange Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, and other documents that Parent files or has filed with the SEC.

The foregoing description of the Exchange Agreement is a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1	Share Exchange Agreement, dated February 20, 2024
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resonate Blends

/s/ Geoffrey Selzer
Geoffrey Selzer
Chief Executive Officer
Date: February 26, 2024